Exhibit (f) (2)

CONSENT AND FIRST AMENDMENT

     THIS CONSENT AND FIRST AMENDMENT, dated as of November 7, 2003 (this “Agreement”) is between WILTON FUNDING, LLC, a Delaware limited liability company (“Borrower”), and iSTAR FINANCIAL INC., a Maryland corporation (“Lender”).

WITNESSETH

     The Borrower and Lender are parties to that certain Credit Agreement dated as of February 11, 2003, (as from time to time hereafter amended, restated, supplemented and in effect, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the definition provided therefor in the Credit Agreement) and to certain other documents executed in connection with the Credit Agreement.

     Borrower is required under the Credit Agreement to maintain a cash management system acceptable to Lender consisting of, among other things, the Revolver Prefunding Escrow Account, the Disbursement Account, the PICCA and the Cash Flow Account (each a “Subject Account” and collectively the “Subject Accounts”).

     Borrower has requested Lender’s consent to terminate the Subject Accounts currently maintained at Fleet National Bank and establish new corresponding accounts at U.S. Bank National Association in Minneapolis, MN (such termination and the opening of new accounts as aforesaid being hereinafter referred to as the “Account Relocation”).

     NOW, THEREFORE, in consideration of the foregoing premises (which are incorporated herein by this reference thereto as though fully set forth below), to induce Lender to grant its consent with respect to the transactions described in the premises above, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Consent. Lender hereby consents to the Account Relocation, notwithstanding the provisions of the Credit Agreement to the contrary, which provisions are hereby waived to the extent, and only to the extent, the same may be construed to prohibit the Account Relocation. The foregoing consent is a one time consent with respect to the Account Relocation only and is not intended as, nor should it be construed as being a consent to or waiver of any other provision of the Credit Agreement or of any other Loan Document or as constituting a course of dealing or conduct as between the parties. The consent granted hereunder shall not obligate Lender to make any other or additional consents or waivers, whether related or unrelated to the foregoing consent.

     2. Amendment to Credit Agreement. Effective upon satisfaction of the conditions precedent set forth in Section 5 below, and in reliance upon the representations and warranties of the Credit Parties set forth in the Loan Documents and in this Amendment, the Credit Agreement is hereby amended, and Borrower and the Lender agree, as follows:

     (a) Section 2.01 (f) is hereby amended by deleting the account designation and definition of Disbursement Account appearing therein and substituting the following new account designation and definition therefor:

Bank:	U.S. Bank National Association
ABA No.:	091-000-022
f/f/c DDA #:	173103321464
Bank Address:	Minneapolis, MN
Account No.:	7430028-201
Reference:	Wilton Funding, LLC Disbursement
Account

     (b) Schedule 4.01(y) to the Credit Agreement is hereby amended by deleting said schedule in its entirety and substituting a new Schedule 4.0l(y) attached hereto as Exhibit “A” therefor.

     (c) The definitions of “Revolver Prefunding Escrow Account”, “PICCA” and “Cash Flow Account” appearing in their respective alphabetic order in Schedule 1.01 are each hereby amended by substituting “U.S. Bank National Association” for each reference to “Fleet National Bank” appearing therein and by substituting the following new account numbers for the account numbers currently contained in each corresponding account definition below:

Revolver Prefunding Escrow Account — Account Number 743028-202;
PICCA — Account Number 743028-203; and
Cash Flow Account — Account Number 743028-200.

     3. Reaffirmation. Each Credit Party, as guarantors, debtors, grantors, pledgors (including in connection with any negative pledges), assignors, or in other similar capacities in which such parties guarantee the liabilities and obligations of Borrower, grant liens or security interests in their properties or otherwise act as accommodation parties, as the case may be, in any case under the Loan Documents, each ratifies and reaffirms (by signing a counterpart of this Amendment or a separate Acknowledgement hereof) all of its payment and performance obligations, contingent or otherwise, affirmative or negative, under each of such existing Loan Documents to which it is a party and, to the extent such party granted liens on or security interests in any of its properties pursuant to any such existing Loan Documents as security for the Borrower’s obligations under or with respect to the Credit Agreement, each hereby ratifies and reaffirms such grant of liens and security interests and confirms and agrees that such liens and security interests continue to secure all of the liabilities and obligations of Borrower owing to Lender. Each of the foregoing hereby acknowledges that each of the Loan Documents remains in fall force and effect and is hereby ratified and confirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of Lender nor constitute a waiver of any provision of any of the Loan Documents, except as expressly set forth herein and shall be limited to the particular instance expressly set forth. The Borrower and each Credit Party confirms and agrees that the Credit Agreement, the Security Agreement and each Loan Document and each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein are, and shall continue to be, in full force and effect and are hereby confirmed, reaffirmed and ratified in all respects.

     4. Representations and Warranties. To induce Lender to enter into this Amendment, the Borrower represents and warrants to Lender that the execution, delivery and performance by it of this Amendment are within its corporate power, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to Borrower, the Articles of Organization or Operating Agreement of Borrower, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon Borrower; and the this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether applied by a court of law or equity.

     5. Conditions. The effectiveness of the waivers and consents stated in the Agreement is subject to each of the following conditions precedent, concurrent or subsequent, as the case may be:

          (a) No Default. No Default or Event of Default under the Credit Agreement (other than the Existing Event of Default) shall have occurred and be continuing as of the date hereof, or shall be created thereby;

          (b) Warranties and Representations. The warranties and representations of the Borrower contained in this Amendment, the Credit Agreement and the other Loan Documents, shall be true and correct as of the effective date hereof, with the same effect as though made on such date, except those representations which relate only to a specific date, which are confirmed as of such date only;

          (c) Delivery of Waiver. Consent and First Amendment. The Borrower and Holdings shall have executed and delivered this Amendment and any Acknowledgments hereto, to Lender;

          (d) Account Control Agreement. Borrower shall have delivered to Lender an original fully executed counterpart of that certain Tri Party Account Control Agreement dated as of November 7, 2003 by and among Borrower, US Bank and Lender, which shall be in form and substance reasonably acceptable to Lender, together with such other documents, instruments or agreements as Lender reasonably requires in connection therewith; and

          (f) No Material Adverse Change. There shall have occurred no material adverse change in the business, operations, properties, assets or condition (financial or otherwise), profits or prospects of Borrower.

     6. Miscellaneous.

          (a) Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

          (b) Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principals. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

          (c) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

          (d) Successors and Assigns. This Agreement shall be binding upon the Borrower (and the Acknowledgments attached hereto shall be binding on Holdings) and on their respective successors and assigns, and shall inure to the sole benefit of the Lender and its successors and assigns.

          (e) References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

          (f) Continued Effectiveness. Borrower acknowledges and agrees that the Credit Agreement and each of the other Loan Documents remain in full force and effect.

          (h) Costs, Expenses and Taxes. The Borrower agrees to pay to Lender upon demand for all reasonable expenses, including reasonable attorneys’ and legal assistants’ fees, all recording fees and charges, or other fees or charges incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and all documents related thereto and any document required to be furnished herewith.

This Consent and First Amendment is executed and delivered at Chicago, Illinois, on the date first above written.

WILTON FUNDING, LLC, a Delaware limited liability company

By:	/s/ LINDSEY CANCINO

Name:	LINDSEY CANCINO
Title:	Manager

iSTAR FINANCIAL INC., a Maryland corporation.

By:	/s/ CHASE S. CURTIS JR.

Name:	CHASE S. CURTIS JR.
Title:	SENIOR VICE PRESIDENT

ACKNOWLEDGMENT

     The undersigned hereby acknowledges and consents to that certain Consent and First Amendment dated as of November 7, 2003 between Borrower and Lender (the “Amendment”) and the transactions described therein. Defined terms not otherwise defined here to the contrary shall have the respective meanings ascribed to them in the Credit Agreement (as that term is defined in the Amendment). The undersigned hereby acknowledges receipt of a counterpart of the Amendment and acknowledges and confirms that its obligations under that certain Guaranty and that certain Pledge Agreement each dated as of February 11, 2003 made by the undersigned to Lender, continue unmodified and in full force and effect, notwithstanding the execution and delivery of the Amendment.

WILTON FUNDING HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ LINDSEY CANCINO

Title:	MANAGER